EXHIBIT 10.1

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FORM OF
AMENDMENT AGREEMENT

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among

BOSTON SCIENTIFIC CORPORATION,

BOSTON SCIENTIFIC SCIMED, INC.,

ADVANCED BIONICS CORPORATION,

THE BIONICS TRUST

and

JEFFREY D. GOLDBERG AND CARLA WOODS (COLLECTIVELY IN THEIR CAPACITY AS THE STOCKHOLDERS' REPRESENTATIVE)

Dated as of August 9, 2007

i

ii

TABLE OF CONTENTS (continued)

iii

EXHIBITS

1.01(a)	Earn Out Obligation
1.01(b)	Guaranty
1.01(c)	Reaffirmation
1.01(d)	Settlement and Release Agreement
2.01(a)	Amendment 1
2.01(b)	Amendment 2
4.01	Trustee Certificate
5.03(a)(i)	Mann-Controlled Earn Out Recipients
5.03(a)(ii)	Mann Proxy
7.01(a)(i)	Initial Press Release
7.01(a)(ii)	Frequently Asked Questions
7.03(a)(ii)	Form of Earn Out Recipient Release
8.02(b)	Form of Limited Mutual Release

SCHEDULES

2.05	Earn Out Withholding

This AMENDMENT AGREEMENT (this "Agreement"), dated as of August 9, 2007, is entered into by and among BOSTON SCIENTIFIC CORPORATION, a Delaware corporation ("Parent"), BOSTON SCIENTIFIC SCIMED, INC., (formerly known as Scimed Life Systems, Inc.) a Minnesota corporation and a wholly owned subsidiary of Parent ("Scimed"), ADVANCED BIONICS CORPORATION, a Delaware corporation and a wholly owned subsidiary of Scimed (the "Company"), the BIONICS TRUST (the "Trust") and CARLA WOODS and JEFFREY D. GOLDBERG (such persons acting together by majority vote, and any successor persons acting together by majority vote, solely in their capacity as Stockholders' Representative under the Merger Agreement, being the "Stockholders' Representative").

WHEREAS, Scimed owns all the issued and outstanding shares of common stock (the "Common Stock"), par value $0.01 per share, of the Company as a result of the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 28, 2004 (the "Merger Agreement"; capitalized terms used herein but not defined herein have the meaning ascribed to such terms in the Merger Agreement), among Parent, Scimed, Claude Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Scimed, the Company, the Trust and the Stockholders' Representative;

WHEREAS, the parties to the Merger Agreement (other than Claude Acquisition Corp., the existence of which ceased after it merged into the Company) wish to amend the Merger Agreement to (a) modify the corporate governance provisions of Section 5.04 of the Merger Agreement in anticipation of the Closing, (b) require Scimed to pay to the Trust the First Earn Out Payment (as defined herein) on the Closing Date and the amount of the Earn Out Obligation (as defined herein) on March 6, 2009 and (c) provide that, at the Closing, the executory obligations of the Parties under the Merger Agreement will be terminated and cease to have any further force or effect to the extent but only the extent set forth in this Agreement and the Amendments (as defined herein);

WHEREAS, concurrently with the execution hereof, Parent is executing and delivering a Guaranty in the form attached hereto as Exhibit 1.01(b) pursuant to which Parent guarantees the obligations of Scimed hereunder, including the payment of the amounts due under the Earn Out Obligation (the "Guaranty");

WHEREAS, the Parties agree that no approval of the Executive Board is required to effect the transactions contemplated hereby because, among other things, the Parties who have the power to appoint the Members have agreed to enter into this Agreement; and

WHEREAS, if this Agreement terminates and the Closing does not occur, Amendment 1, if it has been effected, will terminate and be of no further force or effect as of the date this Agreement terminates, any amendment to the Merger Agreement effected by Amendment 1 will be null and void other than in respect of the period during which Amendment 1 was effective, if any, the Merger Agreement will not be deemed amended by Amendment 1 in any respect whatsoever, and Amendment 2 will not become effective.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.01  Certain Defined Terms.  For purposes of this Agreement:

"Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Any reference to the Affiliates of any of the BSC Parties will not include the Companies after the Closing Date.

"BSC Parties" means Parent and Scimed.

"Business Day" means any weekday (i.e., Monday, Tuesday, Wednesday, Thursday or Friday) on which banks in The City of New York, Boston or Los Angeles are not required or authorized by Law to be closed.

"Claims" means claims, demands, causes of action, Actions, rights of recovery, and rights of set-off, in each case, whether in law or equity based on any Law, private right of action  or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued.

"Companies" mean the Delaware limited liability companies to be newly formed by the Company pursuant to the Purchase Agreements.

"control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise; provided, however, that any reference to a Person controlled by any of the BSC Parties will not include the Companies after the Closing Date.

"Earn Out Obligation" means an obligation, substantially in the form of Exhibit 1.01(a), due and payable in full on March 6, 2009 issued by Scimed to the Trust in the principal amount of $500,000,000.00.

"Governmental Authority" means (a) any federal, national, supranational (for example, the European Community), state, provincial, local or other governmental, regulatory or administrative authority or (b) any court, tribunal, judicial body or arbitral body whose decisions have the similar force as decisions of any of the foregoing.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) entered by any Governmental Authority.

"Law" means any statute, law, ordinance, regulation, rule, code, order or requirement (including judicial requirements of any Governmental Authority).

"Mann" means Alfred E. Mann.

"Mann-Controlled Earn Out Recipients" means each Earn Out Recipient that is either (a) a sibling of Mann, any child of Mann, or any spouse or child of any of the foregoing,(b) Mann's spouse, (c) a Person that is controlled by Mann or (d) a Person controlled by anyone described in clause (a) or (b).

"Minority Earn Out Recipients" means the Earn Out Recipients other than Mann, the Mann-Controlled Earn Out Recipients and Jeffrey H. Greiner.

"Party" or "Parties" means the parties to this Agreement, which are Parent, Scimed, the Company, the Trust and the Stockholders' Representative.

"Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.

"Reaffirmation" means a reaffirmation of the Guaranty in respect of the Earn Out Obligation in the form attached hereto as Exhibit 1.01(c).

"Representatives" means, when used with respect to any Person, its Subsidiaries, and its and their respective directors, officers, employees, advisors, auditors, consultants, accountants, legal counsel, investment bankers and agents.

"Requisite Earn Out Recipient Approval" means the written approval of this Agreement, the Purchase Agreements and the consummation of the transactions contemplated hereby and thereby, including the Amendments, by (a) Minority Earn Out Recipients holding more than 50% of the Earn Out Rights held by all the Minority Earn Out Recipients and (b) Earn Out Recipients holding more than 50% of all Earn Out Rights.

"Settlement and Release Agreement" means the Settlement and Limited Mutual Release Agreement among Parent, Scimed, the Trust, the Trustees and Stockholders' Representative substantially in the form attached hereto as Exhibit 1.01(d).

"Subsidiaries" means, with respect to a Person, all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly through one or more intermediaries.

"Trust Agreement" means the Trust Agreement of the Trust, dated May 28, 2004, among Scimed, Mann, Jeffrey H. Greiner and David MacCallum, as Stockholders'

Representative as of the date thereof and Mann, Jeffrey H. Greiner and David MacCallum, as Trustees as of the date thereof.

"Trustees" means Carla Woods and Jeffrey D. Goldberg, as trustees of the Trust.

SECTION 1.02  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

"Company"	Preamble
"Agreement"	Preamble
"Amended and Restated Trust Agreement"	2.05
"Amendment 1"	2.01(a)
"Amendment 2"	2.01(b)
"Amendments"	2.01(b)
"Closing"	2.02
"Closing Date"	2.02
"Common Stock"	Recitals
"Draft Information Statement"	7.03(a)
"FAQs"	7.01(a)
"First Earn Out Payment"	2.03(a)(i)
"Guaranty"	Recitals
"Information Statement"	7.03(a)
"Mann Proxy"	5.03
"Merger Agreement"	Recitals
"Parent"	Preamble
"Press Release"	7.01(a)
"Purchase Agreements"	9.01(b)
"Scimed"	Preamble
"Stockholders' Representative"	Preamble
"Trust"	Preamble

SECTION 1.03  Other Interpretive Provisions.

Unless the express context otherwise requires:

(a)  the words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)  the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)  the terms "Dollars" and "$" mean United States Dollars;

(d)  references herein to a specific Article, Section, Recital, Schedule or Exhibit will refer, respectively, to Articles, Sections, Recitals, Schedules or Exhibits of this Agreement;

(e)  whenever the word "include," "includes," or "including" is used in this Agreement, it will be deemed to be followed by the words "without limitation";

(f)  references herein to any gender include each other gender;

(g)  references herein to a Person in a particular capacity or capacities exclude such Person in any other capacity;

(h)  references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified  from time to time with notice to the BSC Parties, the Stockholders' Representative or the Trust, to the extent required, and otherwise in accordance with the terms thereof;

(i)   with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

(j)   references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(k)  references herein to any Law will be deemed also to refer to all rules and regulations promulgated thereunder;

(l)   whenever the words "transactions contemplated" or "agreements contemplated," are used in this Agreement, the word "contemplated" will be deemed to be preceded by the word "expressly"; and

(m)  all references to days or months will be deemed references to calendar days or months unless otherwise specified.

ARTICLE II.
TRANSACTION

SECTION 2.01  Amendments to Merger Agreement.  The BSC Parties, the Trust, the Company and the Stockholders' Representative hereby agree that the Merger Agreement will be amended in the manner and at the times set forth below:

(a)  First Amendment.  Within 18 Business Days of the date of mailing of the Information Statement to the Earn Out Recipients in accordance with Section 7.03, the Stockholders' Representative will notify Parent as to whether the Requisite Earn Out Recipient Approval has been obtained.  If the Requisite Earn Out Recipient Approval has not been obtained, the Stockholders' Representative will also provide to Parent's outside counsel copies of all written ballots received from the Earn Out Recipients with the names of the Earn Out

Recipients who are at such time employees of the Company redacted from such written ballots.  If the Requisite Earn Out Recipient Approval has been obtained, Amendment No. 1 to the Merger Agreement set forth on Exhibit 2.01(a) ("Amendment 1") will become effective as of 9:00 a.m. California time on the first Business Day after such notification has been delivered to Parent.

(b)  Second Amendment.  At the Closing, Amendment No. 2 to the Merger Agreement set forth on Exhibit 2.01(b) ("Amendment 2" and together with Amendment 1, the "Amendments") will become effective.  The effectiveness of Amendment 2 will not occur until the First Earn Out Payment is paid to the Trust.

(c)  Effectiveness of Amendments.  Until the Requisite Earn Out Recipient Approval is obtained, if at all, neither of the Amendments will become effective and the Merger Agreement, unamended, will continue to govern the relationship between the Parties.  If the Requisite Earn Out Recipient Approval is obtained, and then this Agreement terminates so that  the Closing does not occur, then Amendment 2 will not become effective and Amendment 1 will be terminated and of no further force or effect as of the date that this Agreement is terminated.  Notwithstanding the foregoing, any action or failure to act effected by any Party during the period of time beginning upon the effectiveness of Amendment 1 but prior to the termination of this Agreement, to the extent such action or failure to act is expressly permitted by the Merger Agreement as amended by Amendment 1, will not be deemed a breach or failure to comply with the Merger Agreement.

SECTION 2.02  Closing.  The payment of the First Earn Out Payment and the delivery of the Earn Out Obligation to the Trust, and the delivery of the other documents set forth in Section 2.03 will take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on either (a) January 3, 2008 or (b) the third Business Day to occur following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VIII (other than those to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof at the Closing), whichever is later, or at such other place or at such other time or on such other date as the Parties may agree upon in writing (the "Closing Date").

SECTION 2.03  Deliveries by the Parties.

(a)  BSC Parties.  At the Closing, the BSC Parties will deliver to the Trust the following:

(i)  $650,000,000.00 in cash less the amount of any Earn Out Payment paid by Scimed to the Trust after the date hereof and before the Closing, payable by Scimed in immediately available funds by wire transfer to an account designated by the Trust (such account to be designated not fewer than two Business Days prior to the anticipated Closing Date) (the "First Earn Out Payment");

(ii)  the Reaffirmation, duly executed by Parent;

(iii)  the Earn Out Obligation, duly executed by Scimed;

(iv)  a counterpart to the Settlement and Release Agreement executed by Parent and Scimed;

(v)  a counterpart to the Amended and Restated Trust Agreement;

(vi)  certified resolutions of the Board of Directors of each of the BSC Parties, authorizing the transactions contemplated by this Agreement;

(vii)  such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement; and

(viii)  a duly executed certificate of the secretary or assistant secretary of each of the BSC Parties as to incumbency and specimen signatures of officers of the BSC Parties executing this Agreement.

(b)  Trust/Stockholders' Representative.  At the Closing, the Trust or the Stockholders' Representative, as applicable, will deliver to Scimed, as applicable, the following:

(i)  a duly executed certificate of each of the Trustees and the individuals comprising the Stockholders' Representative as to the incumbency and specimen signatures of the other Trustee or individual, as applicable;

(ii)  an acknowledgement of the Reaffirmation;

(iii)  a receipt to Scimed for the First Earn Out Payment and the Earn Out Obligation;

(iv)  a counterpart to the Settlement and Release Agreement executed by each of the Trust, the Trustees and the Stockholders' Representative;

(v)  a counterpart to the Amended and Restated Trust Agreement; and

(vi)  such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

SECTION 2.04  Withholding Rights.  Each of the BSC Parties will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including payments on or with respect to the Earn Out Obligation) such amount as they are required to deduct and withhold with respect to the making of such payment under applicable Tax Law.  To the extent that amounts are so withheld and properly paid to the appropriate Tax authority, such amounts will be treated for purposes of this Agreement as having been paid to the holder of the securities or rights in respect of which such deduction and withholding was made.  The Stockholders' Representative and the Trust will provide reasonable assistance to the BSC Parties in connection with the determination of amounts required to be deducted and withheld and compliance with related information reporting requirements.  If the BSC Parties intend to deduct and withhold from an amount payable pursuant to this Agreement (including payments on or with respect to the Earn Out Obligation) in a manner that materially differs from the manner in which the BSC Parties deducted and withheld amounts from the Earn Out Payment made on or about March 9, 2007, the BSC Parties will promptly provide the Trust with a letter from counsel to the BSC Parties (i) describing in reasonable detail any change in facts or circumstances necessitating such change in the manner of such deduction and withholding or (ii) providing a reasoned analysis of the change in applicable Law or change in understanding or interpretation of applicable Law necessitating such change in the manner of deduction and withholding.

SECTION 2.05  Amendment and Restatement of the Trust Agreement; Distributions by the Trust. The Parties agree that, effective as of the Closing Date, the Trust Agreement will be amended so as (a) to remove Scimed as a party therefrom and (b) as otherwise agreed by the parties thereto (other than Scimed) (as so amended, the "Amended and Restated Trust Agreement").  Notwithstanding any amendment to the Trust Agreement, the Trust agrees that the amount of the First Earn Out Payment and the Earn Out Obligation, when paid, will be distributed to the Beneficiaries of the Trust (as defined in the Trust Agreement) as promptly as practical, but in no event later than 45 days after the receipt of such amounts by the Trust; provided that the Trust will be entitled to withhold from the amounts to be so distributed to the Beneficiaries such amounts as it determines in accordance with its fiduciary duties as are necessary to allow it to discharge its obligations to the Beneficiaries, including to (i) enforce any rights of the Trust or the Beneficiaries of the Trust and (ii) reserve sufficient funds for the resolution of any claims against or expenses of the Trust (including claims for indemnification); provided,further that nothing in this Section 2.05 will obligate the Trust to distribute any amounts to the Beneficiaries unless such distribution is permitted by applicable Law.  The Parties acknowledge that the Trust has disclosed its intention to withhold at least the amount set forth on Schedule 2.05 during 2008.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF THE BSC PARTIES

Each of the BSC Parties hereby represents and warrants, jointly and severally, to the Trust and the Stockholders' Representative as follows:

SECTION 3.01  Organization and Authority.  Each of the BSC Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the agreements contemplated hereby (other than the Purchase Agreements) by the BSC Parties, the performance by the BSC Parties of each of their obligations hereunder and thereunder and the consummation by the BSC Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of each of the BSC Parties, and no other corporate proceedings on the part of the BSC Parties are necessary to authorize this Agreement or the agreements contemplated hereby (other than the Purchase Agreements) or to consummate the transactions contemplated hereby and thereby.  This Agreement and the agreements contemplated hereby (other than the Settlement and Release Agreement and the Purchase Agreements) have been, and the Settlement and Release Agreement will be, duly and validly executed and delivered by the BSC Parties, and (assuming due authorization, execution and delivery by the Trust and the Stockholders' Representative) this Agreement and the agreements contemplated hereby (other than the Purchase Agreements) constitute, and the Settlement and Release Agreement will constitute, the legal, valid and binding obligations of the BSC Parties, enforceable against each of the BSC Parties in accordance with their respective terms.

SECTION 3.02  No Conflict.  Except as may result from any facts or circumstances relating solely to the Trust or the Stockholders' Representative, the execution, delivery and performance by the BSC Parties of this Agreement and the agreements contemplated hereby (other than the Purchase Agreements) do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of any of the BSC Parties, (b) conflict with or violate any Law or Governmental Order applicable to the BSC Parties or by which any property or asset of Parent or Scimed is bound or affected, (c) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any right of termination, modification, amendment, acceleration or cancellation of, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Scimed pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Scimed is a party or by which Parent or Scimed or any property, asset or right of Parent or Scimed is bound or affected, or (d) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, in the case of clause (b), (c) or (d), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent any of the BSC Parties from performing its obligations hereunder or under the agreements contemplated hereby.

SECTION 3.03  Financing.

(a)  The execution and delivery of the Earn Out Obligation by Scimed and the performance by Scimed of its obligations thereunder have been duly and validly authorized by all requisite action on the part of Scimed, and no other corporate proceedings on the part of Scimed are necessary to authorize the Earn Out Obligation.  When delivered at the Closing, the Earn Out Obligation will be duly and validly executed and delivered by Scimed, and will constitute the legal, valid and binding obligations of Scimed, enforceable against it in accordance with its terms.  The execution and delivery of the Guaranty by Parent and the performance by Parent of its obligations thereunder have been duly and validly authorized by all requisite action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the Guaranty.  When delivered at the Closing, the Earn Out Obligation will be duly and validly executed and delivered by Parent, and will constitute the legal, valid and binding obligations of Parent, enforceable against it in accordance with its terms.

(b)  The execution, delivery and performance by Scimed of the Earn Out Obligation and by Parent of the Guaranty do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of Scimed or Parent, (ii)

conflict with or violate any Law or Governmental Order applicable to Scimed or Parent or by which any property or asset of  Scimed or Parent is bound or affected, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any right of termination, modification, amendment, acceleration or cancellation of, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, or result in the creation of a lien or other encumbrance on any property or asset of Scimed or Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Scimed or Parent is a party or by which it or any its properties, assets or rights is bound or affected, or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, in the case of clause (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent Scimed or Parent from performing its obligations under the Earn Out Obligation or the Guaranty.

(c)  Either Parent or Scimed has, and will have at the Closing and on March 6, 2009, sufficient funds available to pay the First Earn Out Payment and all amounts due and owing under the Earn Out Obligation on such date.  Each of Parent and Scimed covenants not to incur any obligation, commitment, restriction or liability of any kind which would preclude its ability to perform the obligations required to be performed under the Earn Out Obligation or the Guaranty.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust hereby represents and warrants to the BSC Parties  as follows:

SECTION 4.01  Organization and Authority.  The Trust is a trust duly organized and validly existing under the laws of the State of Delaware and has all necessary trust power and authority to execute and deliver this Agreement and the Settlement and Release Agreement, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Settlement and Release Agreement by the Trust or the Trustees, as applicable, the performance by the Trust or the Trustees, as applicable, of its obligations hereunder and thereunder and the consummation by the Trust or the Trustees, as applicable, of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite trust action on the part of the Trust.  Subject to obtaining the approval of the Earn Out Recipients described in clause (b) of the definition of the Requisite Earn Out Recipient Approval, no other trust proceedings on the part of the Trust are necessary to authorize this Agreement or the Settlement and Release Agreement or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and the Settlement and Release Agreement will be, duly and validly executed and delivered by the Trust or the Trustees, as applicable, and (assuming due authorization, execution and delivery by the BSC Parties) this Agreement constitutes, and the Settlement and Release Agreement will constitute, the legal, valid and binding obligation of the Trust or the Trustees, as applicable, enforceable against the Trust in accordance with their respective terms.  Pursuant to Section 7.2 of the Trust Agreement, the Trustees have delivered to Parent a duly executed certificate in the form set forth on Exhibit 4.01 hereto.

SECTION 4.02  No Conflict.  Except as may result from any facts or circumstances relating solely to the BSC Parties, the execution, delivery and performance by the Trust of this Agreement and the Settlement and Release Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Trust Agreement or the Merger Agreement assuming, in the case of this Agreement, receipt of the approval described in clause (b) of the definition of Requisite Earn Out Recipient Approval, (b) conflict with or violate any Law or Governmental Order applicable to the Trust or by which any property or assets of the Trust are bound or affected, (c) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any right of termination, modification, amendment, acceleration or cancellation of, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, or result in the creation of a lien or other encumbrance on any property or asset of the Trust pursuant to, any note, bond, mortgage, indenture, contract, trust or the agreement, lease, license, permit, franchise or other instrument or obligation to which the Trust is a party or by which the Trust or any property, asset or right of the Trust is bound or affected, or (d) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, in the case of clause (b), (c) or (d), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Trust from performing its obligations hereunder or under the Settlement and Release Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS' REPRESENTATIVE

Each of the Persons constituting the Stockholders' Representative hereby represents and warrants, jointly and severally, to the BSC Parties, as follows:

SECTION 5.01  Authority of the Stockholders' Representative.  Each of the Persons constituting the Stockholders' Representative has all necessary power and authority to execute and deliver this Agreement and the Settlement and Release Agreement and to consummate the transactions contemplated hereby and thereby.  Assuming due authorization, execution and delivery of this Agreement and the Settlement and Release Agreement by the BSC Parties, this Agreement has been, and the Settlement and Release Agreement will be, duly executed and delivered by the Stockholders' Representative and constitute or will constitute, as applicable, the legal, valid and binding obligation of the Stockholders' Representative, enforceable against the Stockholders' Representative in accordance with their respective terms; provided that the approval of the Earn Out Recipients described in clause (b) of the definition of Requisite Earn Out Recipient Approval shall have been obtained.

SECTION 5.02  No Conflict.  Except as may result from any facts or circumstances relating solely to one or more of the BSC Parties, the execution, delivery and performance by the Stockholders' Representative of this Agreement and the Settlement and Release Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Trust Agreement or the Merger Agreement assuming, in the case of this Agreement, receipt of the approval described in clause (b) of the definition of Requisite Earn Out Recipient Approval, (b) conflict with or violate any Law or Governmental Order applicable to the Stockholders' Representative or by which any property or asset of each of the Persons constituting the Stockholders' Representative is bound or affected, (c) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any right of termination, modification, amendment, acceleration or cancellation of, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or result in the creation of a lien or other encumbrance on any property or asset of the Stockholders' Representative pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholders' Representative is a party or by which the Stockholders' Representative or any property, asset or right of the Stockholders' Representative is bound or affected, or (d) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, in the case of clause (b), (c) or (d), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by, this Agreement or otherwise prevent the Stockholders' Representative from performing its obligations hereunder or under the Settlement and Release Agreement.

SECTION 5.03  Proxy of Mann and Certain Mann-Controlled Earn Out Recipients.  Mann and the Mann-Controlled Earn Out Recipients listed on Exhibit 5.03(a)(i) have duly and validly executed a joint proxy in the form of Exhibit 5.03(a)(ii) and delivered to the Stockholders' Representative such proxy (collectively, the "Mann Proxy").  The Earn Out Rights covered by the Mann Proxy constitute more than fifty percent of all of the outstanding Earn Out Rights.  If the Earn Out Recipient approvals described in clause (a) of the definition of Requisite Earn Out Recipient Approval have been obtained, the Earn Out Rights covered by the Mann Proxy will be voted in favor of this Agreement, the Purchase Agreements and the consummation of the transactions contemplated hereby and thereby.

ARTICLE VI.
JOINT REPRESENTATIONS AND WARRANTIES OF PARENT AND STOCKHOLDERS REPRESENTATIVE

Parent and the Stockholders' Representative hereby represent and warrant, jointly and severally, to each other as follows:

SECTION 6.01  Authority of Parent and the Stockholders' Representative.  The Company has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.  Assuming due authorization, execution and delivery of this Agreement by the other Parties, this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

SECTION 6.02  No Conflict.  Except as may result from any facts or circumstances relating to the other Parties, the execution, delivery and performance by the Company of this Agreement does not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Company or by which any property or asset of the Company is bound or affected or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, in the case of clause (b) or  (c), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations hereunder.

ARTICLE VII.
ADDITIONAL AGREEMENTS

SECTION 7.01  Public Announcements.

(a)  The initial press release with respect to this Agreement or the transactions contemplated hereby will be substantially in the form of Exhibit 7.01(a)(i) (the "Press Release") and will be issued on the date hereof.  The Parties acknowledge and agree that, to the extent practical, they will answer any questions asked regarding this Agreement and the transactions contemplated hereby (e.g., during an analyst call or to investors in private) using the attached answers to frequently asked questions (the "FAQs") set forth on Exhibit 7.01(a)(ii).

(b)  Other than the Press Release and the FAQs, so long as this Agreement is in effect, the BSC Parties will, and will cause their Affiliates to, consult with the Stockholders' Representative before issuing any other press releases or otherwise making public announcements with respect to this Agreement, the transactions contemplated by this Agreement, Mann, Jeffrey H. Greiner, any of the Persons constituting the Stockholders' Representative, the Trust or any of their Affiliates, and, except for any press release or public statement required by Law or any listing agreement with any U.S. or international securities exchange, including the New York Stock Exchange, will not issue any press release or make any public statement with respect to any of the foregoing matters without the consent of the Stockholders' Representative, which consent will not be unreasonably withheld, delayed or conditioned.

(c)  Other than the Press Release and the FAQs, so long as this Agreement is in effect, the Trust and the Stockholders' Representative will, and will cause their Affiliates (other than Excluded Mann Affiliates (as defined in the Purchase Agreements))  to, consult with Parent before issuing any other press releases or otherwise making public announcements with respect to this Agreement, the transactions contemplated by this Agreement, or any of the BSC Parties or their Affiliates, and, except for any press release or public statement required by Law or any listing agreement with any U.S. or international securities exchange, including the New York Stock Exchange, the American Stock Exchange or NASDAQ will not issue any press release or make any public statement with respect to any of the foregoing matters without the consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned.

(d)  Notwithstanding Section 7.01(b) or (c), if a release, announcement or statement described in Section 7.01(b) or (c) is required by Law or the rules or regulations of any applicable United States or international securities exchange or Governmental Authority to which the relevant Party is subject, and any portion of the subject matter of such release, announcement or statement is contained in the Press Release or the FAQs, the Party required to make the release, announcement or statement will conform in all material respects that portion of such release, announcement or statement to the Press Release or the FAQs and will notify the Parent or the Stockholders' Representative, as applicable, by telephone, email or fax within two hours of any officers in the legal department, corporate communications department or similar department of such Party that routinely performs such functions concluding that it is reasonably likely that such Party will issue a release, announcement or statement.  If a release, announcement or statement described in Section 7.01(b) or (c) is required by Law or the rules or regulations of any applicable United States or international securities exchange or Governmental Authority to which the relevant Party is subject, and any portion of the subject matter of such release, announcement or statement is not contained in the Press Release or the FAQs, the Party required to make the release, announcement or statement will notify Parent or the Stockholders' Representative, as applicable, by telephone, email or fax within two hours of any officers in the legal department, corporate communications department or similar department of such Party that routinely performs such functions concluding that it is reasonably likely that such Party will issue a release, announcement or statement and will use its reasonable best efforts to allow such other Party a reasonable time to comment on such release, announcement or statement in advance of such issuance and will accept the reasonable comments of such other Party to such release.  Notwithstanding anything contained in this Section 7.01(d), language in a release, announcement or statement regarding the transactions contemplated by this Agreement and the Ancillary Agreements that is substantially similar to language regarding such matters that has been previously reviewed by Parent or the Stockholders' Representative in compliance with the procedures set forth in this Section 7.01(d) will not require notification to the Stockholders' Representative or Parent, as applicable, pursuant to this Section 7.01(d).  The notices provided for in this Section 7.01(d) will describe the time frame of the release, announcement or statement.  Any reference to a "Party" referenced in a release, announcement or statement in this Section 7.01 will include such Party and, to the extent applicable, its Affiliates.

SECTION 7.02  Further Action.

(a)  The Parties will use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including: (i) to cause to be satisfied the conditions contained herein, (ii) to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and order as are necessary for the consummation of the transactions contemplated by this Agreement, (iii) promptly making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement required under any applicable Law and (iv) having vacated, lifted, reversed or overturned any Governmental Order or other Action that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing and solely for the avoidance of doubt, other than to the extent expressly set forth in Section 5.03, neither Mann nor any of his Affiliates shall have any obligation whatsoever to vote the Earn Out Rights owned by them or solicit the other Earn Out Recipients to vote the Earn Out Rights held by any of them with respect to this Agreement, the Purchase Agreements or the transactions contemplated hereby or thereby; provided that the Information Statement will contain a statement to the effect that the Mann Proxy will be voted in favor of this Agreement, the Purchase Agreements and the transactions contemplated hereby and thereby if the Earn Out Recipient approvals described in clause (a) of the definition of Requisite Earn Out Recipient Approval have been obtained.

(b)  Notwithstanding anything in Section 7.02(a) to the contrary, with respect to the solicitation described in Section 7.03, the sole obligations of the Trust and the Stockholders' Representative will be limited to those explicitly set forth in Section 7.03 and the Trust and the Stockholders' Representative will have no obligation to endorse, or recommend that the Earn Out Recipients approve this Agreement, the Purchase Agreements or the consummation of the transactions contemplated hereby or thereby.

SECTION 7.03  Approval by Earn Out Recipients.

(a)  The Parties will use their commercially reasonable efforts to mail the Information Statement and the ballot to the Minority Earn Out Recipients as promptly as reasonably practicable, but in any event no later than August 29, 2007.  Within eight Business Days after the date hereof, the Stockholders' Representative will distribute to the BSC Parties (i) a draft information statement in respect of the transactions contemplated hereby and by the Purchase Agreements (the "DraftInformation Statement"), and (ii) a draft written ballot pursuant to which a Minority Earn Out Recipient may indicate his/her/its approval/disapproval of this Agreement, the Purchase Agreements and the transactions contemplated hereby and thereby and, if approved, his/her/its agreement to the releases to be contained in the Information Statement in the form attached hereto as Exhibit 7.03(a)(ii).  Within three Business Days after the receipt by the BSC Parties of the Draft Information Statement and the draft ballot described in the preceding sentence, Parent will deliver to the Stockholders' Representative the reasonable comments of the BSC Parties, if any, to both the Draft Information Statement and such draft ballot.  If any such comments are delivered by Parent to the Stockholders' Representative, within three Business Days after the receipt of such reasonable comments by the Stockholders' Representative, the Stockholders' Representative will incorporate such reasonable comments into the Draft Information Statement (such revised document, the "Information Statement") and the draft ballot, and will mail the Information Statement and such revised ballot to the Minority Earn Out Recipients.  The revised ballots described in the preceding sentence, duly completed by the Minority Earn Out Recipients, will be accepted by the Stockholders' Representative only until the date that is 15 Business Days after the commencement of such mailing.  None of the date hereof, the date on which the Draft Information Statement and the ballot is delivered to the BSC Parties, and the date on which the reasonable comments to the Draft Information Statement and the ballot are received, as the case may be, will  count as the first Business Day of such respective counting period.

(b)  Each of the BSC Parties, on the one hand, and the Trust and the Stockholders' Representative, on the other hand, represents and warrants to the other Parties that the information supplied in writing by such Party or any of its Affiliates or Representatives expressly for inclusion in the Information Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 7.04  Earn Out Recipient and Trustee Liability.

Each of the BSC Parties acknowledges that pursuant to the Trust Agreement and the Amended and Restated Trust Agreement (a) neither the Earn Out Recipients, the Trustees nor their agents will be liable for a breach or failure to comply with this Agreement or to consummate the transactions contemplated hereby and (b) the BSC Parties will look solely to assets of the Trust for the payment of any claim hereunder or performance hereunder.

SECTION 7.05  Notification of Certain Matters.

(a)  The BSC Parties will give prompt written notice to the Stockholders' Representative and the Trust of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of a BSC Party contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) any failure of a BSC Party, or any Affiliate of a BSC Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise reasonably be expected to result in the nonfulfillment of any of the conditions to the obligations of the Stockholders' Representative or the Trust hereunder or (iii) any Action pending or, to Parent, Scimed or the Company's knowledge, threatened against a Party or the Parties, relating to this Agreement or the transactions contemplated hereby.

(b)  The Trust and the Stockholders' Representative will give prompt written notice to Parent of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Stockholders' Representative or the Trust contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) any failure of the Stockholders' Representative or the Trust to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise reasonably be expected to result in the nonfulfillment of any of the conditions to the obligations of the BSC Parties hereunder or (iii) any Action pending or, to Parent, Scimed or the Company's knowledge, threatened against a Party or the Parties, relating to this Agreement or the transactions contemplated hereby.

SECTION 7.06  Waiver of Time Period.  Notwithstanding the provisions of Section 2.12(a) of the Merger Agreement, the Stockholders' Representative hereby agrees that the failure to obtain the Requisite Earn Out Recipient Approval within 30 Business Days of the date hereof will not constitute a failure to obtain such approval.

ARTICLE VIII.
CONDITIONS TO CLOSING

SECTION 8.01  Conditions to Obligations of the Parties. The obligations of the BSC Parties, the Trust and the Stockholders' Representative to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, either of which may, to the extent permitted by applicable Law, be waived in writing by any applicable Party in its sole discretion; provided that such waiver will only be effective as to the obligations of such Party:

(a)  No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or that otherwise restrains, conditions or otherwise prohibits the consummation of such transactions;

(b)  Approval by Earn Out Recipients.  The Requisite Earn Out Recipient Approval shall have been obtained; and

(c)  Purchase Agreements.  The Closing (as that term is defined in each of the Purchase Agreements) for each of the Purchase Agreements shall have occurred.

SECTION 8.02  Conditions to Obligations of the BSC Parties.  The obligations of the BSC Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, which may be waived in writing by the BSC Parties in their sole discretion:

(a)  Settlement and Release Agreement.  Each of the Trust and the Stockholders' Representative shall have duly executed and delivered its counterpart to the Settlement and Release Agreement; and

(b)  Mutual Releases of Mann, Jeffrey H. Greiner, Jeffrey D. Goldberg and Carla Woods.  Parent shall have received duly executed limited mutual releases in the form set forth in Exhibit 8.02(b) from each of Mann, Jeffrey H. Greiner, Jeffrey D. Goldberg and Carla Woods; provided that the condition contained in this Section 8.02(b) will be deemed to have been satisfied with respect to any one of the foregoing individuals if Parent does not deliver to such individual a limited mutual release duly executed by Parent in the form set forth in Exhibit 8.02(b).

SECTION 8.03  Conditions to Obligations of the Trust and the Stockholders' Representative.  The obligations of the Trust and the Stockholders' Representative to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, which may be waived in writing by the Trust and the Stockholders' Representative in their sole discretion:

(a)  Settlement and Release Agreement.  Each of the BSC Parties shall have duly executed and delivered its counterpart to the Settlement and Release Agreement;

(b)  Earn Out Obligation.  Scimed shall have duly executed and delivered to the Trust the Earn Out Obligation;

(c)  Reaffirmation.  Parent shall have duly executed and delivered to the Trust the Reaffirmation; and

(d)  Trust Agreement Amendment.  Scimed shall have duly executed and delivered to the Trust a counterpart to the Amended and Restated Trust Agreement providing only that Scimed will no longer be a party to the Trust Agreement.

ARTICLE IX.
TERMINATION

SECTION 9.01  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by either Parent or the Trust, if the Closing shall not have occurred by January 10, 2008; provided, that the right to terminate this Agreement under this Section 9.01(a) will not be available to (i) Parent if any of the BSC Parties' failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date or (ii) the Trust if any of the Stockholders' Representative's or the Trust's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)  by either Parent or the Trust, if either or both of the Purchase and Sale Agreements (the "Purchase Agreements"), dated as of August 9, 2007, among the BSC Parties, the Company and Advanced Bionics Holding Corporation, a California corporation or Infusion Systems Holding Corporation, a California corporation, shall have been terminated;

(c)  by either Parent or the Trust, in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable; provided that the Party so requesting termination shall have used all reasonable efforts, in accordance with Section 7.02(a), to have such Governmental Order vacated;

(d)  by either Parent or the Trust, if the Requisite Earn Out Recipient Approval has not been obtained on or before the date that is 45 Business Days following the date hereof; or

(e)  upon the mutual written consent of Parent and the Trust.

SECTION 9.02  Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.01:

(a)  Termination.  Subject to Section 9.02(b), this Agreement will forthwith become null, void and of no further force or effect, it being understood and agreed that the Merger Agreement as it existed before the date of this Agreement will continue in full force and effect without giving effect to either Amendment. In furtherance of the foregoing, if this Agreement is terminated after the effectiveness of Amendment 1, and after the date on which the Earn Out Payment would have been payable upon the Company's achieving Aggregate Net Sales for the immediately preceding twelve-month period of more than $300,000,000 in accordance with clause (i)(B) of the definition of Additional Earn Out Payment in the Merger Agreement, then Scimed will promptly, and in no event later than two Business Days after such termination, deliver to the Trust such previously foregone Earn Out Payment in cash, in immediately available funds by wire transfer to an account designated by the Trust.  Notwithstanding the first sentence of this Section 9.02(a), to the extent any Party takes any actions (or does not take actions) expressly in accordance with the Merger Agreement as amended by Amendment 1 during the period, if any, between the date on which the Requisite Earn Out Recipient Approval shall have been obtained and the date on which this Agreement shall have been terminated in accordance with this Article IX, such Person shall not have any Liability to any other Party for such action.

(b)  Survival.  The provisions of this Section 9.02 and Article X will survive the termination of this Agreement.  Notwithstanding the foregoing, nothing in this Section 9.02 or any other part of this Agreement will relieve any Party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE X.
GENERAL PROVISIONS

SECTION 10.01  Fees and Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including legal fees and the fees and expenses of any financial advisors incurred in connection with this Agreement and the transactions contemplated hereby will be paid, to the extent incurred by any of the BSC Parties or any of their respective Affiliates, by Parent, and to the extent incurred by the Trust, the Stockholders' Representative or any of their respective Affiliates, by the Trust whether or not the Closing shall have occurred.

SECTION 10.02  Amendment.  This Agreement may only be amended by the Parties at any time prior to the Closing by an instrument in writing signed by each of the Parties.

SECTION 10.03  Waiver.  Any (a) extension of the time for the performance of any obligation or other act of any Party, (b) waiver of any inaccuracy in the representations and warranties of any Party contained herein or in any document delivered pursuant hereto or (c) waiver of compliance with any agreement of any Party or any condition to its own obligations contained herein will be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  No failure or delay of any Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

SECTION 10.04  Notices.  All notices, requests, Claims and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt as conclusively determined by the date shown on a signed receipt for such notice) by delivery in person, by overnight courier, by registered or certified mail (postage prepaid, return receipt requested), fax or e-mail to the Parties at the following addresses (or at such other address for a Party as will be specified in a notice given in accordance with this Section 10.04):

if to any of the BSC Parties or the Company:

One Boston Scientific Place
Natick, Massachusetts  01760-1537
Facsimile No:  (508) 650-8951
Attention:  General Counsel
Email:  paul.sandman@bsci.com

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York  10022-6069
Facsimile No:  (212) 848-7179
Attention:  Clare O'Brien
Email:  cobrien@shearman.com

if to the Trust or the Stockholders' Representative:

Trustees of the Bionics Trust or Stockholders' Representative, as applicable
c/o Advanced Bionics Corporation
Mann Biomedical Park
25129 Rye Canyon Loop
Valencia, CA  91355
Facsimile No:  (661) 362-1700
Attention:   Trustee or Stockholders' Representative

with a copy to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, California 90071
Facsimile No:  (310) 552-7053
Attention:  Jonathan K. Layne
Email:  JLayne@gibsondunn.com

SECTION 10.05  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 10.06   Entire Agreement; Assignment.  This Agreement, the Settlement and Release Agreement and the Earn Out Obligation constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements (including the letter of intent and term sheet, dated May 30, 2007, by and between Parent and Mann, but excluding the Merger Agreement which will be amended as contemplated herein) and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.  This Agreement may not be assigned by any Party, except that each of the BSC Parties and the Company may assign all or any of their rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment will relieve the assigning Party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 10.07  Parties in Interest.  This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.08  Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

SECTION 10.09  Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the laws of the State of New York.  All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York.  In the event that jurisdiction is not available in any federal court sitting in the Borough of Manhattan of The City of New York, the Parties agree that all such actions and proceedings will be heard in the state courts of Delaware located in the City of Wilmington.  The Parties hereby (a) submit to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any Party (subject to the preceding sentence), and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any Claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 10.10  Waiver of Jury Trial.  Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the Parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

SECTION 10.11  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has executed or caused this Agreement to be duly executed as of the date first written above by such party or by any officer of such party thereunto duly authorized, as applicable.

BOSTON SCIENTIFIC CORPORATION

By: _______________________________________
Name: ________________________________ Title: ________________________________

BOSTON SCIENTIFIC SCIMED, INC.

By: _______________________________________
Name: ________________________________ Title: ________________________________

ADVANCED BIONICS CORPORATION

By: _______________________________________
Name: ________________________________ Title: ________________________________

THE STOCKHOLDERS' REPRESENTATIVE

By: _______________________________________
Name: Carla Woods

By: _______________________________________
Name: Jeffrey D. Goldberg

BIONICS TRUST

By: _______________________________________
Name: Carla Woods, Trustee

By: _______________________________________
Name: Jeffrey D. Goldberg, Trustee